Exhibit 10.23

SECOND Amendment to Employment Agreement

This Second Amendment to Employment Agreement (“Amendment”) between Robert H. Muttera (“Executive”) and Bank of Commerce Holdings and Merchants Bank of Commerce, f/k/a Redding Bank of Commerce (together, “Employer”), is made and entered into effective March 6, 2020, and modifies the Amended and Restated Employment Agreement between Executive and Employer, entered into as of February 21, 2017 (the “Agreement”), as amended on May 3, 2018.

Executive and Employer agree that the Agreement, as amended, is modified as follows:

1.        The first paragraph of Section 2 is hereby deleted in its entirety and replaced by the following:

“Employer hereby employs Executive and Executive hereby accepts employment with Employer for the period of three (3) years (the “Term”) commencing March 6, 2020 (the “Effective Date”) with such Term being subject to prior termination as herein provided; provided, that, on such third anniversary of the Effective Date (such date, a “Renewal Date”), unless otherwise agreed between the parties, the Agreement and the Term shall be deemed to be automatically extended, upon the same terms and conditions, for a period of one (1) year.”

2.        Section 6(d) is hereby deleted in its entirety and replaced by the following:

“A determination by Employer’s Board, in its sole and absolute discretion, to terminate the employment of Executive for any reason or for no reason.”

3.        Except as modified by this Amendment, all other terms of the Agreement will remain in full force and effect.

The parties have executed this Amendment as of the dates specified below.

EXECUTIVE /s/ Robert H. Muttera Robert H. Muttera Date: March 6, 2020	EMPLOYER By: /s/ Lyle L. Tullis Name: Lyle L. Tullis Title: Chairman of the Board Date: March 6, 2020